EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-208736), the Registration Statement on Form S-8 (333-218554) and the Registration Statement on Form S-3 (No. 333-213035) of our reports dated March 9, 2018, with respect to the consolidated financial statements of Overseas Shipholding Group, Inc. and the effectiveness of internal control over financial reporting of Overseas Shipholding Group, Inc., included in this Annual Report (Form 10-K) of Overseas Shipholding Group, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Certified Public Accountants

Tampa, FL
March 9, 2018